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                                                                    Exhibit 10.1

                    REALM PRODUCTION AND ENTERTAINMENT, INC.

                              EMPLOYMENT AGREEMENT

     Employment Agreement, between Realm Production and Entertainment, Inc., (the "Company") and Steven Adelstein (the "Employee").

     1. For good consideration, the Company employs the Employee on the following terms and conditions.

     2. Term of Employment: Subject to the provisions for termination set forth below this agreement will begin on, January 1, 1996 and end December 31, 2000, unless sooner terminated.

     3. Salary: The Company shall pay Employee a salary as listed below, for the services of the Employee, payable at regular payroll periods.

          a.  Cash Remuneration

TERM                        BASE        ESTIMATED           TOTAL
                                        FRINGED BENEFITS
Jan. 1 thru Dec. 31, 1996   $ 60,000    $ 12,000            $ 72,000
Jan. 1 thru Dec. 31, 1997     90,000      15,000             105,000
Jan. 1 thru Dec. 31, 1999    120,000      18,000             138,000
Jan. 1 thru Dec. 31, 1999    120,000      18,000             138,000
Jan. 1 thru Dec. 31, 2000    120,000      18,000             138,000

NOTE: It is understood between Employee and Company, that to this date, and in the future until such time as the Company is funded hereunder, compensation to Employee for services rendered shall be as follows:

Services provided by Employee is under a "loan out arrangement" from AUW, Inc., a Florida Corporation, whereby AUW, Inc., or Assigns, has agreed with the Company that compensation for Employee's services, up to $75,000, shall be remitted directly to A.U.W., Inc., as full compensation for the "loan out" of employee's services.

            b.  Additional Compensation

     I. Warrants: The Employee and/or assigns (Tammi and/or Todd Adelstein) shall receive warrants to acquire 300,000 Common Shares of the Company at $1.25 per Common Share, expiring in whole or in part, on Dec. 31, 2000. The Company agrees to loan a total of $375,000 at 9.6% interest only, payable semi-annually, and secured only by the common shares exercised by this warrant. Said loan shall be for a period of three (3) years from the date of exercise and receipt of said loan, if applicable, at which time the principal amount shall be due and payable.

     II. Percentage of Gross Merchandising: The Employee and/or assigns (Tammi and/or Todd Adelstein) shall receive 2.5% of Gross Receipts from all merchandise Agreements between the Company and any outside merchandisers. Said 2.5% shall be payable within 30 days of receipt by the Company, and this 2.5% shall be


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     II.     Percentage of Gross Merchandising: The Employee and/or assigns
             (Tammi and/or Todd Adelstein) shall receive 2.5% of Gross Receipts from all merchandise Agreements between the Company and any outside merchandisers. Said 2.5% shall be payable within 30 days of receipt by the Company, and this 2.5% shall be applicable in perpetuity for all Agreements executed during the term of Employees employment.
     III. Fringe Benefits: The Employee shall receive health and disability insurance, and auto allowance in the total maximum amount as outlined the above schedule.

     4. Duties and Position: The Company hires the Employee in the capacity of President and Chief Executive Officer. The Employee's duties may be reasonably modified at the Company's direction from time to time.

     5. Employee to Devote Full Time to Company: The Employee will devote full time, attention, and energies to the business of the Company and during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

     6. Confidentiality of Proprietary Information: Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

     7. Reimbursement of Expenses: The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employees for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy. The Company agrees to advance and/or reimburse Employee all costs relative to legal expense relative to Company business or litigation.

     8.  Vacation: The Employee shall be entitled to a yearly vacation of four
(4) weeks at full pay.

     9. Disability: If Employee cannot perform the duties because of illness or incapacity for a period of more than eighteen (18) weeks, the compensation otherwise due during said illness or incapacity will be reduced by fifty (50%) percent. The Employee's full compensation will be reinstated upon return to work. However, if the Employee is absent from work for any reason for a continuous period of over twelve (12) months, the Company may terminate the Employee's employment, and the Company's obligations under this agreement will cease on that date.

     10. Termination of Agreement: With cause, the Company may terminate this agreement at any time upon ninety (90) days' written notice to the Employee. If the Company requests, the Employee will continue to perform his/her duties and be paid his/her regular salary up to the date of termination.


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     11.  Death Benefit: Should Employee die during the term of employment, the
Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred.

     12. Restriction on Post Employment Compensation: For a period of one (1) year after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the Company, either by soliciting any of its accounts or by operating within Employer's general trading area.

     13. Assistance in Litigation: Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

     14. Effect of Prior Agreements: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

     15. Settlement by Arbitration: Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

     16. Limited Effect of Waiver by Company. Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

     17. Severability: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

     18. Assumption of Agreement by Company's Successors and Assignees: The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

     19. Oral Modifications Not Binding: This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     Signed this day of January 15, 1996

Realm Production and Entertainment, Inc.


/s/                                                /s/
-----------------------------                      -----------------------------
By: President                                      Employee


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